Exhibit 10.10
English Translation
Equity Pledge Supplemental Agreement
This Equity Pledge Supplemental Agreement (“Agreement”) was entered into as of June 25, 2010 by and between the following parties:
Party A:
TAL Education Technology (Beijing) Co., Ltd., a wholly foreign owned enterprise duly established and validly existing under the laws of the People’s Republic of China (“PRC”) with its legal address at Room 1702-03, Lantian Hesheng Building, No.32, Zhongguancun Street, Haidian District, Beijing.
Party B refers to each of:
Bangxin Zhang, ID Card No. 321182198010012913 Yundong Cao, ID Card No. 372831197910205618 Yachao Liu, ID Card No. 211103198110152138 Yunfeng Bai, ID Card No. 360521198109240073
Party C:
Beijing Xueersi Network Technology Co., Ltd., a corporation duly established and validly existing under the PRC laws with its legal address at Room 509, Tower A, Zhongding Building, A No.18, West Road of the North 3rd Ring, Haidian District, Beijing.
(Each of Party A, Party B and Party C, a “Party”, and collectively the “Parties”.)
WHEREAS,
(1)	The Parties entered into the Equity Pledge Agreement on February 12, 2009 (the “Original Agreement”) pursuant to which Party B unconditionally and irrevocably pledged 100% of the equity interests of Party C it owns to Party A;

(2)	The Parties entered into the Termination Agreement on June 10, 2010, pursuant to which the Intellectual Property License Agreement was terminated before any actual performance thereof; and the Parties entered into the Exclusive Business Cooperation Agreement on June 25, 2010, which replaces in the entirety the seven agreements (including any supplemental agreements) listed in Appendix II of the Original Agreement. The Main Agreements as defined in the Original Agreement therefore have changed.
NOW THEREFORE, Party A, Party B and Party C through mutual negotiations hereby enter into this Agreement based upon the following terms:

1.	Pledge
Party B agrees to unconditionally and irrevocably pledge 100% of the equity interests of Party C it owns (the “Pledged Equity Interests”), at a value of RMB3,000,000, to Party A, as security for the performance of the obligations by Party B, Party C and Party C’s subsidiaries and schools (the “Affiliated Entities”) under the Main Agreement (listed in Annex II).

2.	Scope of Pledge
The Pledge under this Agreement extends to all obligations of Party B, Party C and the Affiliated Entities under the Main Agreements (including but not limited to any amounts payable, penalties, damages and etcetera owing to Party A), any fees relating exercising the creditor’s rights and the rights under the Pledge, and any other related expenses.

3.	Term of Pledge
The Pledge under this Agreement shall be effective from the date of registration of the Pledge with competent Industrial and Commercial authorities to the latest of the complete performance, expiration and termination of all of the Main Agreements. During the term of the Pledge, if Party B, Party C or the Affiliated Entities shall fail to perform any of their obligations under the Main Agreements, or if any of the events provided in Article 6.1 hereof shall occur, Party A is entitled to dispose the Pledged Equity Interests in accordance with the provisions of this Agreement.

4.	Registration
4.1	Party B and Party C promise to Party A that Party B and Party C shall: (i) on the date of the execution of the Agreement, record the Pledge under this Agreement on the shareholders’ register of Party C and deliver the shareholders’ register to Party A’s custody; (ii) on the date of the execution of the Agreement, deliver the Capital Contribution Certificate of Party B issued by Party C to Party A’s custody; (iii) within ten (10) business days after the execution of this Agreement or a shorter period that is practicable, register the Pledged Equity Interests with relevant Industrial and Commercial Registration authorities and obtain documents evidencing such registration. Without limitation to any other provisions of this Agreement, during the term of this Agreement, the shareholders’ register of Party C shall always be in the custody of Party A or any person designated by Party A, except when any necessary registration or modification of registration is required in the operation of Party C or the Affiliated Entities.

4.2	Party B and Party C further covenant that after the execution of this Agreement, Party B may make capital contribution to Party C with the prior consent of Party A, provided that any such capital contribution by Party B to Party C shall become part of the Pledged Equity Interests. Party B and Party C shall make necessary modifications to the shareholders’ register and record of capital contributions by shareholders and perform the pledge registration procedures according to Article 4.1.

4.3	The pledgor and the pledge shall each bear its fees and expenses related to this Agreement, including but not limited to registration fees, costs, stamp duties or any other taxes and expenses according to relevant laws and regulations.

5.	Representations and Warranties of Party B and Party C
Party B and Party C hereby jointly and severally represent and warrant to Party A as follows:
5.1	Party B is the lawful owner of the Pledged Equity Interests, the ownership of which is not subject to any existing or potential dispute. Party B has the right to dispose the Pledged Equity Interests or any part thereof without any restriction by any third party.

5.2	Except for the Pledge provided hereunder, Party B has not created any other pledge or any other third party interest on the Pledged Equity Interests.

5.3	Party B and Party C fully understand and voluntarily enter into this Agreement based on a true understanding of the Agreement. Party B and Party C have taken all necessary measures and obtained all necessary internal authorizations required to execute and perform this Agreement, and executed all necessary documents to make sure the Pledge under the Agreement is lawful and valid.

5.4	During the term of this Agreement, Party B shall not transfer or assign the Pledged Equity Interests, grant any rights, options or other interests relating to the Pledged Equity Interests to any third party, or create or permit to be created any security or other interests which may potentially affect on the rights or benefits of the Party A without prior written consent of Party A.

5.5	During the term of this Agreement, Party B and Party C shall abide by and comply with all relevant PRC laws and regulations concerning the pledge of rights, and in the event of receiving any notice, order or recommendation from competent authorities concerning the Pledged Equity Interests, shall timely notify Party A and show to Party A such notice or order within five (5) business days upon receipt thereof, comply with such notice or order or upon Party A’s reasonable request or written consent, raise objections to such notice or order.

5.6	Party B and Party C shall not perform or permit to be performed any conduct that may damage the value of the Pledged Equity Interests or the Pledge right of Party A. Party B and Party C shall notify Party A of any event that may affect the value of the Pledged Equity Interests or the Pledge right of Party A within five (5) business days after it becomes aware of such event. Party A shall bear no responsibility to any reduction in the value of the Pledged Equity Interests, for which Party B and Party C shall have no right to demand any compensation from or make any request to Party A.

5.7	To the extent permitted by the PRC laws and regulations, the Pledge under this Agreement shall remain in full effect during the term of the Agreement, and shall not be affected by any insolvency, liquidation, loss of capacity, or change of organizational structure or status of Party B or Party C, any offset among the Parties or any other events.

5.8	For the purpose of performing this Agreement, Party A is entitled to dispose the Pledged Equity Interests in accordance with the provisions of this Agreement. Party A’s exercise of such right shall not be interrupted or jeopardized by Party B or Party C, or their successors or agents, or any other persons by way of legal proceedings.

5.9	In order to protect and perfect the security provided by this Agreement for the obligations of Party B, Party C and the Affiliated Entities under the Main Agreements, Party B and Party C shall faithfully execute and cause any related parties to execute all certificates and agreements requested by Party A in connection with the performance of the Agreement, take or cause such third parties to take any measures required by Party A relating to the Agreement, and provide assistance to Party A concerning the exercise of the Pledge right hereunder.

5.10	In order to protect the interests of Party A, Party B and Party C shall abide by and perform all warranties, covenants, agreements, representations and conditions. In the event Party B or Party C shall fail to do so resulting in damages to Party A, Party B and Party C shall indemnify Party A for all of such damages and losses.

6.	Events of Default and Exercise of the Pledge Right
6.1	If any of the following events (“Events of Default”) shall occur, Party A may require Party B or Party C to perform all the obligations under this Agreement and may immediately claim the Pledge under the Agreement:
a)	Any warranties or representations made by Party B, Party C or the Affiliated Entities in the Agreement or the Main Agreements are

inconsistent, incorrect, untrue or become untrue or incorrect; Party B, Party C or the Affiliated Entities fail to perform all the obligations, covenants or warranties made by them under the Agreement or the Main Agreements; or

b)	Any obligation of Party B, Party C or the Affiliated Entities under the Agreement or the Main Agreements is deemed to be illegal or invalid; or

c)	A material breach by Party B or Party C of its obligations hereunder.
6.2	If an Events of Default shall occur, Party A may exercise its Pledge right pursuant to the relevant PRC laws and regulations by purchasing at a discount, designating another party to purchase at a discount, auctioning or selling the Pledged Equity Interests. Party A may exercise such Pledge right without exercising any other security rights, or take any other measures or proceedings against Party B, Party C or any other party.

6.3	Upon request by Party A, Party B and Party C shall take all lawful and appropriate measures to permit the exercise of the Pledge right by Party A. For such a purpose, Party B and Party C shall execute all appropriate documents and materials, and take all proper measures reasonably requested by Party A.
7.	Transfer or Assignment
7.1	Party B and Party C have no right to transfer or assign the rights and obligations under this Agreement without the prior written consent from Party A, which does not apply to the Call Option Agreement entered into by Party A and Party B.

7.2	The Agreement shall be binding upon Party B and its successors and be effective for Party A and its successors and assignees.

7.3	Party A may transfer or assign all and any of its rights and obligations under the Main Agreements to any person (natural or legal) it designates, in which case, the assignee shall enjoy the same rights and undertake the same obligations as Party A hereunder as if the assignee were an original party hereto. Upon Party A’s transfer or assignment of the rights and obligations under the Main Agreements and Party A’s request, Party B and/or Party C shall execute relevant agreements and documents with respect to such transfer or assignment.

7.4	Subsequent to an assignment or transfer by Party A, the new parties to the Pledge shall re-execute a separate agreement. Party B and Party C shall provide assistance to the assignee with respect to the registration procedures of the Pledge (if applicable).

8.	Confidentiality
This Agreement and all clauses hereof are confidential information and shall not be disclosed to any third party except for the relevant senior officers, directors, employees, agents or professional consultants. This clause shall not apply in the event parties hereto are required by relevant laws or regulations to disclose information relating to this Agreement to any governmental authorities, the public or the shareholders, or file this Agreement with relevant authorities for record.

This clause shall survive any modification or termination of this Agreement.

9.	Liabilities for Breach of Agreement
In the event any Party shall fail to perform any of its obligations under this Agreement, or make any untrue or inaccurate representation or warranty, such Party shall be liable for all the actual losses of the other Parties for breach of the Agreement.

10.	Force Majeure
A Force Majeure event means any unforeseen event which cannot be prevented, controlled or overcome by any party of the Agreement, including but not limited to earthquake, typhoon, flood, fire, boycott, war or riot and etcetera.

Any party encountering a Force Majeure event shall (i) notify the other parties by telegram, facsimile or other electronic means immediately after the occurrence of such Force Majeure event and shall provide written documents evidencing the occurrence of such Force Majeure event within fifteen (15) business days; and (ii) to the extent reasonable and lawful under the circumstances, use its best efforts to mitigate or eliminate the effect of such Force Majeure event, and resume its performance of the Agreement after such effect is mitigated or eliminated. The parties to the Agreement shall determine through negotiation whether to terminate, partly terminate or suspend the performance of this Agreement taking into account the extent to which the Agreement is effected by such Force Majeure event.

11.	Miscellaneous
11.1	This Agreement shall be governed by and construed in accordance with the PRC laws in all respects. All disputes arising out of or in connection with this Agreement shall be resolved through good faith negotiations between the Parties. Unresolved disputes shall be submitted to binding arbitration by China International Economic and Trade Arbitration Commission under its rules. The arbitration shall take place in Beijing. The arbitration ruling shall be final. Other provisions of the Agreement that are not subject of any arbitration proceedings shall remain in effect.

11.2	This Agreement becomes effective on the date of execution by all Parties and terminates when all the obligations under the Main Agreements are completely fulfilled or terminated for any reason.

11.3	This Agreement amends and restates the Original Agreement. In the case of any discrepancies between this Agreement and the Original Agreement, this Agreement shall govern.

11.4	The Agreement has seven (7) original copies, with each of Party A, Party B and Party C holding one copy, and the remaining copy to be submitted to relevant Industrial and Commercial authorities for filing and registration.

11.5	Any modification or amendment of this Agreement shall be in writing and shall only become effective upon signing by all Parties of the Agreement.

     [SIGNATURE PAGE]
Party A:
TAL Education Technology (Beijing) Co., Ltd.
/s/ Authorized Representative
Party B:
/s/ Bangxin Zhang
Bangxin Zhang
/s/ Yundong Cao
Yundong Cao
/s/ Yachao Liu
Yachao Liu
/s/ Yunfeng Bai
Yunfeng Bai
Party C:
Beijing Xueersi Network Technology Co., Ltd.
/s/ Authorized Representative

Appendix I List of Affiliated Entities

1.	Beijing Xicheng District Xueersi Training School
2.	Beijing Haidian District Xueersi Training School
3.	Beijing Zhikang Culture Distribution Co., Ltd.
4.	Shanghai Lehai Science and TechnologyInformation Co., Ltd.
5.	Shanghai Changning District Xueersi-Lejiale School
6.	Shanghai Minhang District Lejiale School
7.	Shanghai Xueersi Education Information Consulting Co., Ltd.
8.	Guangzhou Xueersi Education Technology Co., Ltd.
9.	Wuhan Jianghanqu Xiaoxinxing English Training School
10.	Hubei Jianli Hafu English Training School
11.	Hubei Qianjiang Xiaohafu English Training School

Appendix II List of Main Agreement
     Exclusive Business Cooperation Agreement dated as of June 25, 2010